Exhibit 10.1

March 14, 2024

CONSULTING AGREEMENT

Pursuant to our recent conversations, Redhawk Investment Group, LLC, a Nevada Limited Liability Company (“RIG or Consultant”) hereby submits to VNUE, Inc a Nevada Corporation (the “Company”), this Consulting Agreement (the “Agreement”) dated as of March 14, 2024.

This Consulting Agreement sets forth the new terms pursuant to which Consultant will act as the Company’s consultant (the “Consultant”) providing strategic advice and consulting services regarding matters more specifically set forth below.

1.	Agreement. For good and valuable consideration, including the commitments made by each party hereto to the other, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

a.	Consultant operates a consulting and advising firm that provides business advice to various companies such as the Company, including, but not limited to, advice on obtaining a listing on a national exchange such as the New York Stock Exchange, NASDAQ, or the CBOE.

b.	Company hereby retains Consultant to perform the aforesaid consulting services for Company on the terms and for the consideration set forth below, and Consultant hereby agrees to perform said consulting services on the terms and for the consideration set forth herein.

c.	Pursuant to the terms of this Agreement, Consultant has now identified one specific opportunity to list on a National Exchange, and Consultant agrees to support the effort to achieve a National Exchange Listing.

2.	General Services. Provide strategic advice and consulting services, on an as needed basis as determined by the mutual agreement of both Consultant and the Company, with regard to the Company including but not limited to: (i) introduction and facilitation with legal counsel, auditors, U.S. GAAP accountants, licensed broker-dealers and transfer agents to facilitate a listing on a national exchange and (ii) introduction to and facilitation with potential partners, joint ventures, mergers and possible acquisitions. The scope of the Services and additional compensation structure, if any, for strategic advice, consulting, and other consultative related services on behalf of the Company or otherwise, shall be determined on a case-by-case basis by the parties.

3.	Performance of Services. In conjunction with the performance of the Services, Consultant agrees to the general services below:

a.	Schedule and make itself available to the Company for meetings and phone conferences during normal business hours for reasonable periods of time, subject to reasonable advance notice and mutually convenient scheduling, for the purpose of advising the Company with regard to the Services to be performed and the preparation of such reports, summaries, corporate profiles, suggested terms for recapitalization or restructuring of financial instruments, due diligence packages, corporate presentations, and/or other material and documentation as shall be necessary to properly present the Company to individuals and/or entities that could be a benefit to the Company.

b.	Advise the Company in evaluating proposals from potential strategic alliances.

c.	In connection with Consultant providing the Services, the Company agrees to keep Consultant up to date and apprised of all business, market and legal developments related to the Company and its operations and management. Consultant shall devote such time and effort, as it deems commercially reasonable under the circumstances to the affairs of the Company to render the Services. Consultant shall not provide any services that constitute the rendering of a legal opinion or perform any work that is in the ordinary purview of the Company’s accountants, independent auditor, or investment bank/broker dealer. Consultant cannot guarantee results on behalf of the Company but shall pursue all avenues that it deems reasonable through its experience and network of contacts. It is understood that a portion of the compensation paid hereunder is being paid by the Company to have Consultant remain available to advise it on transactions on an as-needed basis.

d.	The Company shall provide to Consultant copies of the Company’s Business Plan, PowerPoint Presentation, and such other collateral materials necessary for Consultant’s performance hereunder. The Company shall also make available certain of its employees and advisors (including but not limited to legal and accounting) for the purposes of expert advice and perspective for the Services to be performed by Consultant as well as for presentations and meetings. Consultant acknowledges and agrees that the Company’s Business Plan, PowerPoint Presentation and other collateral materials to which Consultant may have access to during the performance of this Agreement may constitute confidential information and as such, shall not be distributed to third parties which such distribution is outside the scope of the services to be performed hereunder, and all third parties receiving shall execute a confidentiality agreement in the form approved by the Company, prior to such disclosure.

4.	Term. The term of this Agreement shall commence on the date first written above and shall end twelve months (12) thereafter, unless terminated in accordance with the provisions set forth below or extended by the mutual written consent of the parties hereto (the “Term”). This Agreement may be terminated only:

a.	By the Consultant for any reason upon thirty (30) days’ written notice prior to the completion of the initial term; or by Consultant upon default in the payment of any amounts due to Consultant pursuant to this Agreement, if such default continues for more than fifteen (15) days following receipt by the Company from Consultant of written notice of such default and demand for payment. All monies owed are due upon termination; or

b.	By mutual agreement of the parties. Upon such termination, the Company will not receive any amount of monies paid in the form of a refund, credit, or any other form of payment upon termination, upon payment to Consultant, the Company forfeits all future rights to the monies paid to the Consultant for services.

5.	Compensation for Services.

As consideration for the performance of the Services, the Company shall pay Consultant a retainer fee (the “Consulting Fee”) of one hundred eighty thousand dollars ($180,000) in cash or two hundred thousand dollars ($200,000) shares of the Company’s preferred stock, priced at the Closing Price on the date of this agreement, and issued within five (5) days of the date of this agreement; provided, however, that the Company may not pay such fee in the Company’s securities to the extent it would result in Consultant beneficially owning greater than 4.9% of the Company’s outstanding common stock. In such case, the remainder of the Consulting Fee or Success Fee, as applicable, must be paid in cash.

As further consideration for the performance of the Services, the Company shall pay Consultant a fee (the “Success Fee”) of the higher of either (i) seven hundred twenty thousand dollars ($720,000) in cash or restricted shares of the Company’s common stock, priced at 80% of the closing price on the trading date immediately preceding the national exchange initial listing date, and issued within five (5) days of the national exchange initial listing date, or (ii) a number of shares equal to five percent 5% of the fully-diluted common stock of the company as of the national exchange initial listing date; provided, however, that the Company may not pay such fee in the Company’s securities to the extent it would result in Consultant beneficially owning greater than 4.9% of the Company’s outstanding common stock. In such case, the remainder of the Consulting Fee or Success Fee, as applicable, must be paid in cash.

The Company agrees that the Consultant’s work is invaluable to the direction and development of the Company’s business and recognizes that although the introductory consulting work is done during a specific time period, the tangible effects as a result of the Consultant’s work may last many years past the term and scope of the agreement. As such, because there is no specific limit to the value of the services provided, the Company agrees to pay the Consultant at the signing of this Agreement regardless of specific desired outcomes of the business or from the relationships with the entities, for both now and in the future.

The Consultant agrees to provide a written update of all introductions and dispositions of each introduction to the Company. The Consultant agrees to take direction from the Company within reason on an as-needed basis to further the relationships between the Company and the Entities.

6.	Travel Expenses. The Company hereby agrees that all fees paid under this Agreement, are exclusive of any reasonable out of pocket travel, hotel and meal expenses that will be incurred by the members of Consultant pursuant to providing the Services. The Company and Consultant further agree that prior to any travel by a Consultant member, Consultant will notify the Company of the purpose of the travel and the estimated air travel and hotel expenses to be incurred and will first obtain written approval from the Company prior to incurring such expenses, which may be withheld in the Company’s sole discretion. The Company will reimburse approved travel, hotel and meal expenses incurred by a Consultant member in relation to such travel within fifteen (15) days of being invoiced by Consultant for such expenses.

7.	Use of Name. The Company shall not utilize the name “TBD,” or any derivative thereof, in any publication, announcement or otherwise, without the prior written consent of Consultant.

8.	Indemnification and Warranties.

a.	The Company agrees to indemnify Consultant and hold it harmless against any losses, claims, damages or liabilities arising out of, in connection with, or relating in any manner, directly or indirectly, to a breach of this Agreement or the performance of the Services hereunder, unless it is finally determined by a court of competent jurisdiction that such losses, claims, damages or liabilities arose out of the gross negligence of Consultant, or any violation of applicable law by Consultant, including any misrepresentation of a material fact contained in information furnished in writing by Consultant.

b.	The Company and Consultant agree that if any indemnification sought pursuant to the preceding paragraph is finally judicially determined to be unavailable, then the Company and Consultant shall contribute to the losses, claims, liabilities, damages and expenses for which such indemnification or reimbursement is held unavailable in such proportion as is appropriate to reflect the relative fault of the Company, on the one hand, and Consultant, on the other, in connection with this Agreement.

c.	The Company represents and warrants that it is not a party to any consulting or financial advisory agreements of any kind that may conflict with this Consulting Agreement. The Company at the request of Consultant will offer confirmation, in writing, to that effect.

d.	Consultant represents and warrants that the Services performed hereunder shall at all times be in compliance with all applicable state and federal laws and regulations, including, but not limited to, securities laws and regulations.

e.	Consultant has no liability to the Company for any acts or omissions in the performance of services except for act or omissions that are due to the gross negligence of Consultant.

9.	Broker-Dealer.

The Company recognizes that Consultant is not a registered broker-dealer as such terms are defined under the 1933 and 1934 Securities Acts as well as all regulations and promulgations interpreting or enforcing the terms of such acts (the “Acts”).

Consultant shall not engage in negotiations on behalf of the Company, nor shall Consultant participate in discussions between any entity introduced by Consultant or a third-party and the Company over terms for infusion of capital into the Company. Consultant shall have no power to bind the Company in any way and shall not so represent itself as such.

10.	Independent Contractor. The parties hereto agree that Consultant is an independent contractor and shall not in any manner be deemed an agent or partner of, or co-venturer with the Company. In no event is Consultant authorized or obligated to commit the Company to any agreement and the Company shall have no obligation to enter any transaction identified by Consultant. The Company is not obligated or required to accept any offer to purchase equity securities by any Investor identified by Consultant.

11.	Assignments and Binding Effect. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The rights and obligations of the Company under this Agreement may not be assigned or delegated without the prior written consent of Consultant, and any purported assignment without the written consent of Consultant shall be null and void.

12.	Modification and Waiver. Only an instrument in writing executed by the parties hereto may amend this Agreement. The failure of any party to insist upon strict performance of any of the provisions of this Agreement shall not be construed as a waiver of any subsequent default of the same or similar nature, or any other nature.

13.	Construction. The captions used in this Agreement are provided for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement.

14.	Facsimile Signatures. Facsimile transmission of any signed original document, and re-transmission of any signed facsimile transmission, shall be the same as delivery of an original. At the request of either party, the parties shall confirm facsimile transmitted signatures by signing an original document.

15.	Governing Law. The subject matter of this Agreement shall be governed by and construed in accordance with the laws of the State of Nevada (without reference to its choice of law principles), and to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.

EACH PARTY HERETO AGREES TO SUBMIT TO THE PERSONAL JURISDICTION AND VENUE OF THE STATE AND/OR FEDERAL COURTS LOCATED IN THE STATE OF NEVADA FOR RESOLUTION OF ALL DISPUTES ARISING OUT OF, IN CONNECTION WITH, OR BY REASON OF THE INTERPRETATION, CONSTRUCTION, AND ENFORCEMENT OF THIS AGREEMENT, AND HEREBY WAIVE THE CLAIM OR DEFENSE THEREIN THAT SUCH COURTS CONSTITUTE AN INCONVENIENT FORUM. AS A MATERIAL INDUCEMENT FOR THIS AGREEMENT, EACH PARTY SPECIFICALLY WAIVES THE RIGHT TO TRIAL BY JURY OF ANY ISSUES SO TRIABLE.

16.	Severability. If any provision of this Agreement shall be invalid or unenforceable in any respect for any reason, the validity and enforceability of any such provision in any other respect, and of the remaining provisions of this Agreement, shall not be in any way impaired.

17.	Non-Exclusive. Consultant acknowledges and agrees that it is being granted non-exclusive rights with respect to the Services to be provided to the Company and the Company is free to engage other parties to provide consulting services similar to those being provided by Consultant hereunder. The parties may agree to enter an exclusive opportunity and shall provide a written agreement, as necessary.

18.	Non-Circumvention. Neither party shall attempt to or actually circumvent or interfere with business relationships between the Company and/or Consultant, their clients or sources of transactions. As such, because there is no specific limit to the value of the services provided, the Company agrees to pay the Consultant in accordance with the above payment schedule during the term of this agreement. The Company hereby irrevocably agrees not to circumvent, avoid, bypass, or obviate, directly or indirectly, the intent of this Agreement.

19.	Survivability. Neither the termination of this Agreement nor the completion of any services to be provided by Consultant hereunder, shall affect the provisions of this Agreement that shall remain operative and in full force and effect.

20.	Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter of this Agreement and supersedes all prior understandings and agreements, whether written or oral, among the parties with respect to such subject matter. Specifically, all prior agreements and contracts entered into by and between the parties hereto shall immediately terminate upon the execution of this Agreement and neither party shall have any further obligations thereunder.

If the foregoing correctly sets forth the understanding between the Consultant and the Company, please so indicate in the space provided below for that purpose within 10 days of the date hereof or this Agreement shall be withdrawn and become null and void. The undersigned parties hereto have caused this Agreement to be duly executed by their authorized representatives, pursuant to corporate board approval and intend to be legally bound.

VNUE, INC.		Redhawk Investment Group, LLC

By:		By:	Matthew L Schissler

	, CEO		, Member
Date:	, 2024	Date:	, 2024

5